ASSET LICENSING AGREEMENT

This Asset Assignment Agreement (“Agreement”) is entered into as of June 11, 2019 (the “Effective Date”) by and among Rich Pharmaceuticals Inc., a Wyoming corporation (“RICH”), and Geopulse Corporation, Inc., a Nevada corporation (“COMPANY”).

Whereas, RICH is an audited and fully reporting public company incorporated under the laws of the State of Wyoming;

Whereas, RICH desires to license certain assets of COMPANY, and COMPANY desire to license such assets to RICH; and

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.             Licensing of Assets.

License. COMPANY has a 100% ownership interest in Online Marketplace Technology and all related technologies, and its exchange URL and trade secrets, and data, and COMPANY owns all indicated technologies, and URL and trade secrets, and data thereof worldwide (collectively, with the technology, the “Assets”). COMPANY represents and warrants that Geopulse Explorations, Inc has licensed all rights, title and interest in the Assets to RICH. RICH shall take all steps and pay all costs to timely protect the Assets.

a.                  In exchange for the consideration described in Section 2a below, COMPANY hereby agrees to license to RICH all of their rights, title and interest in and to the Asset and URL to create an online exchange for legal and compliant HEMP products relating to the Assets and all proceeds of the foregoing, including, without limitation, any claim by COMPANY against third parties for past, present, or future infringement of the Assets.

b.                  Further Assurances; Data and Discoveries COMPANY agrees to, and to cause Marcus Laun to, cooperate with RICH to enable it to enjoy to the fullest extent the right, title and interest herein conveyed in the Assets in the United States and foreign countries. Such cooperation shall include prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, specifications, declarations or other papers, and other assistance all to the extent deemed necessary or desirable by RICH (a) for perfecting in the right, title and interest in the Assets; (b) for interference or other priority proceedings.

c.                   This Agreement expressly grants to RICH all rights in the Assets as fully and entirely as the same would have been held and enjoyed by COMPANY. Within thirty (30) days after the Effective Date, COMPANY and RICH shall enter into an agreement providing for the sharing of data derived from the Assets and the ownership by COMPANY of all new data related to the Assets.

d.                  Recordation. Without limiting the generality of the foregoing, COMPANY agrees that within ten days after the Effective Date, it shall execute a Recordation Form Cover Sheet for recording the assignment in the USPTO. To the extent that the patent laws of any country require the recordation or registration of this Agreement to ensure the continued validity and enforceability of the Patent Assets or this Agreement in connection with the assignment, COMPANY shall take whatever action is necessary to record or obtain registration of this Agreement, including the filing of all necessary documents.

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e.                   Indemnity. RICH shall indemnify and defend COMPANY and its members, managers and representatives against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses or expenses incurred or sustained by, or imposed upon, any of them based upon, arising out of, with respect to or by reason of and claims or litigation brought by a third party arising out of or related to the Assets or this Agreement.

f.                    Assignment of Additional Assets. Within ten (10) days, COMPANY shall license to RICH Marketplace Technology and additional such assets shall be part of the “Assets” and URL described herein.

2.                  Consideration; Right of Reversion.

a. Consideration. In consideration of the assignment of the Patent Assets and IND by COMPANY, RICH shall provide the following consideration:

(i)	RICH shall have liabilities and payables to third parties on the Effective Date, in addition to convertible promissory notes;
(ii)	RICH shall issue the shares of common stock, and reserve shares for issuance under an option plan, in the numbers and to the shareholders as described on Exhibit A attached hereto (such shares to be issued within 10 days after the Effective Date and upon the execution of such agreements as mutually agreed upon between RICH and the recipients);
(iii)	RICH shall issue warrants of common stock in the numbers and to the warrant holders as described on Exhibit B attached hereto; and
(iv)	Ben Chang shall relinquish 6,000,000 restricted shares and Marcus Laun shall be issued 6,000,000 restricted, non-convertible, non-dividend paying shares of RICH preferred stock with 1000 to 1 voting rights (the “Preferred Stock”) over shares of RICH common stock (such shares to be issued within 10 days after the Effective Date).

b.        Management of RICH. As of the Effective Date of this Agreement, (i) the directors of RICH shall appoint Marcus Laun as the Chief Executive Officer and Chairman of the Board of Directors of RICH and (ii) the current directors and officers of RICH shall remain as a Board Members, and CFO until his resignation effective as of [DATE].

3.                  Representations and Warranties.

a. Reciprocal. Each of the parties represents and warrants to the other party that (a) it has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (b) this Agreement is a legal and valid obligation binding upon such party and enforceable in accordance with its terms, (c) the execution, delivery and performance of the Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor to such party’s knowledge, violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; (d) in connection with the issuance of restricted shares of RICH common stock, each party acknowledges that the shares have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of its, his or her representations made with respect to the investment, and that the shares will be restricted securities within the meaning of the Securities Act and may not be transferred unless registered or an exemption from registration is available; and (e) in connection with the issuance of the shares of RICH common stock, each party represents and warrants that it is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Securities Act.

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b.       RICH. RICH represents and warrants to COMPANY that as of the Effective Date, (i) RICH has 2,071,867,817 shares of common stock outstanding; 6,000,000 shares of preferred stock outstanding; and no convertible securities (other than described in 2.a(ii) above), options or warrants are issued are outstanding; and (ii) there is only one officer and director of RICH.

c.       COMPANY. COMPANY hereby represents and warrants to RICH the following:

(i)	COMPANY is the sole and exclusive owner of all rights, title and interest in the Assets;
(ii)	The Assets are free and clear of any liens, license rights (except as set forth in this Agreement), security interests, encumbrances or rights to repurchase;
(iii)	COMPANY has not assigned, transferred, licensed, pledged or otherwise encumbered any of the Assets or agreed to do so;
(iv)	COMPANY is not aware of any violation, infringement or misappropriation of any third party’s rights (or any claim thereof) concerning the Assets;
(v)	The Assets are properly filed and currently in compliance with formal legal requirements (including, without limitation, payment of filing, examination and governmental taxes and maintenance fees) and enforceable;
(vi)	COMPANY is not aware of any questions or challenges with respect to the patentability or validity of any claims of any existing patents or patent applications relating to the Assets; and
(vii)	COMPANY has paid any annuity, renewal, or administrative fee related to the Assets before the execution of this Agreement.

4.                  Arbitration. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement, which cannot be settled amicably by the parties, such controversy shall be settled by Arbitration. Both sides shall choose a mutually agreed upon competent jurist from a short list and informal Arbitration shall commence as expeditiously as possible. Either party may institute such arbitration proceeding by giving written notice to the other party. A hearing shall be held by the Arbitrator within 20 miles of Los Angeles, California, and a decision of the matter submitted to the Arbitrator shall be biding and enforceable against all parties in any Court of competent jurisdiction. The prevailing party shall be entitled to all costs and expenses with respect to such arbitration, including reasonable attorneys' fees. The decision of the Arbitrator shall be final, binding upon all parties hereto and enforceable in any Court of competent jurisdiction. Each party hereto irrevocably waives any objection to the laying of venue of any such Arbitration action or proceeding brought and irrevocably waives any claim that any such action brought has been brought in an inconvenient forum. Each of the parties hereto waives any right to request a trial by jury in any litigation with respect to this agreement and represents that counsel has been consulted specifically as to this waiver. This Agreement shall be governed by and construed under the laws of the State of California.

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5.                  Transaction Expenses. The parties agree that each party shall be solely responsible for the payment of all transaction expenses incurred by such party relating to the transactions contemplated in this Agreement.

6.                  Attorneys' Fees. In the event either party shall bring any action to enforce or protect any of its rights under this Agreement, the prevailing party shall be entitled to recover, in addition to its damages, its reasonable attorneys' fees and costs incurred in connection therewith.

7.                  Execution in Counterparts. This Agreement may be executed in one or more counterparts which may be delivered by facsimile or by email in PDF, each of which shall be considered an original instrument, but all of which shall be considered one and the same Agreement.

8.                  Binding Agreement. The parties intend for this Agreement to constitute binding, enforceable obligations of the parties.

9.                  Entire Agreement; Modifications; Miscellaneous. Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by each of the parties hereto. This Agreement shall be construed neutrally, without regard to the party responsible for its preparation.

10.               Legal Counsel. Each party to this Agreement hereby represents and warrants to the other party that it has its own legal counsel and it has been advised by its legal counsel with respect to the provisions of this Agreement, and that its decision to execute this Agreement is not based on any reliance upon the advice of any other party or legal counsel other than its own legal counsel.

In Witness Whereof, the undersigned have caused their authorized representatives to execute this Agreement as of the date first set forth above.

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RICH PHARMACEUTICALS, INC.

By: /s/ Ben Chang

Ben Chang, CEO

Geopulse Corporation, Inc.

By: /s/ Marcus Laun

Marcus Laun

[Signature Page to RICH/COMPANY Licensing Agreement]

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Exhibit A

	Shareholder to Be Issued Shares Within 2 days after the Effective Date	Shares of Common Stock
Shares of Common Stock outstanding as of Effective Date		3,509,043,859
	Geopulse Corporation, Inc.	3,500,000,000

	TOTAL TO BE ISSUED	3,500,000,000

	TOTAL OUTSTANDING	7,009,043,859

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